Exhibit 99.1

PRESS RELEASE

For Immediate Release: November 7, 2005

Contact:

Ronnie Lyon

Phone:  903-813-0377

Email:  rlyon1@airmail.net

Cap Rock Energy Corporation to be Acquired by Lindsay Goldberg & Bessemer L.P.

MIDLAND,  TEXAS — Cap Rock Energy Corporation (the “Company”) (AMEX:RKE) announced today that it has signed a definitive agreement and plan of share exchange (the “Agreement”) to be acquired by a newly formed entity owned by Lindsay Goldberg & Bessemer L.P. and its affiliates (“LGB”).  Under the Agreement, each issued and outstanding share of common stock of the Company is to be exchanged for the right to receive $21.75 per share in cash which, including the assumption of debt, values the Company at $163 million.

“We are very excited about the opportunity to invest in Cap Rock,” stated Russell Triedman of LGB.  “We see significant opportunity in the utility sector, and we hope to continue investing in the Company over the next several years to help build it into a larger, industry-leading diversified utility.”

William West, current President and CEO designate of the Company, stated “we couldn’t be more pleased to have LGB as a new investor in the Company.  We think they will provide the Company with the capital it needs to continue delivering safe and reliable service to its customers, while also giving us the financial capacity to continue building the Company over the long-term.”

According to West, all Cap Rock employees will remain in their current positions with no change in benefits and retirement plans.  The existing Cap Rock management team will continue to guide the Company on a day to day basis, with the headquarters remaining in Midland, Texas.  “LGB recognizes that our people are our most important asset,” West said, “and they want to preserve the Company’s commitment to providing superior service at competitive rates.”

As previously announced by the Company, Mr. David Pruitt resigned as Chief Executive Officer of the Company on June 14, 2005, effective November 12, 2005.  Mr. Pruitt’s resignation will now become effective upon shareholder approval of the transaction and, at such time, he will become a consultant to the Company, serving as Senior Advisor to the Board and management.

In addition, upon consummation of the transaction, Mr. Kevern Joyce, former Chairman of the Board and Chief Executive Officer of Texas-New Mexico Power Company, and Mr. Coyt Webb, former COO, President and Director of Southwestern Public Service Company, will be joining the Company’s Board of Directors.

The transaction is subject to shareholder approval of the Agreement, approval of the transaction by the Public Utility Commission of Texas and the Federal Energy Regulatory Commission and certain other conditions.

The Company provides electric distribution services to over 35,000 meters in 28 counties in Texas. Its corporate office is located in Midland, Texas.

LGB is a private equity investment firm based in New York with over $2 billion of committed capital. It seeks to acquire well-managed businesses in the U.S. and Western Europe across a wide range of industries and focuses on building long-term value by partnering with management teams to actively pursue growth strategies.

Berenson & Company acted as financial advisor to LGB for this transaction.

All statements, other than statements of historical fact included in this news release, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements involve risks and uncertainties and actual results, performance or achievements of the Company may be different from those express or implied in the forward-looking statements.

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IMPORTANT INFORMATION

Investors and security holders are urged to read the proxy statement regarding the transaction referred to in the foregoing information, when it becomes available, because it will contain important information.  The proxy statement will be filed with the Securities and Exchange Commission (the “SEC”) by the Company.  Investors and security holders may obtain a free copy of the proxy statement (when it becomes available) and other documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. In addition, the proxy statement (when it becomes available) and these other documents may be obtained free of charge from the Company by directing a request to Cap Rock Energy Corporation, 500 West Wall Street, Suite 400, Midland, Texas 79701, Attn: Peg Geer.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of shareholders to approve the transaction referred to in the foregoing information from an SEC filing under Schedule 14A to be made by the Company at a future date.